The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 8, 2005	Crystal B. Leiderman Director, Investor Relations 800-847-5322 Jim Drewitz, Investor Relations

972-355-6070

THE ALLIED DEFENSE GROUP DELAYS SECOND QUARTER 2005 FINANCIAL RESULTS;
ANNOUNCES DECISION TO RESTATE CERTAIN FINANCIAL RESULTS

Conference Call Scheduled for 9:00 am EDT, Tuesday, August 9, 2005

VIENNA, Virginia, August 8, 2005 – The Allied Defense Group, Inc. (AMEX:ADG) announces a delay of the release of its second quarter and six-month financial results for the period ending June 30, 2005 and the filing of its Form 10-Q for the corresponding period. Additionally, the Company reports it will restate its financial results for 2002, 2003, 2004, and the first quarter of 2005. The Company currently expects to finalize the restatement and to file its financial statements for the period ended June 30, 2005 on Form 10-Q no later than August 15, 2005.

As will be discussed below, the restated financial results will have no impact on the Company’s cash position or operational performance.

On March 31, 2005, the Company restated the financial results for 2002 and 2003, and certain financial information for the first three quarters of 2004. It was necessary to restate those financial results, treating foreign currency exchange (FX) contracts as non-hedges, because the Company’s method of accounting for FX contracts for its foreign operations did not comply with the guidelines of Financial Accounting Standard No. 133. The Company was unable to satisfy one of the five conditions necessary to utilize hedge accounting. While this restatement was required, it had no effect on cash or the operation of Allied’s businesses.

Specifically, the use of non-hedge accounting resulted in a significant increase of net earnings in 2002, which was offset by a corresponding reduction in net earnings for 2003 and 2004. Additionally, the Company’s financial results for the first quarter of 2005 were reported to have been adversely impacted by the non-hedge accounting issue by approximately $1.5 million. Since that time, the Company has determined that most of the previously reported impact to the first quarter of 2005 should have been recognized in prior periods.

The difference between hedge and non-hedge accounting results in timing differences in the reporting of operating results, which should offset one another over the life of the hedged contract. After the first quarter of 2005 and the closeout of the U.S. Dollar contract the Company was hedging, Allied discovered an irregularity. At the end of a contract hedged over a 3-year period, the cumulative results under hedge accounting did not equal the cumulative results under non-hedge accounting. In further examining this difference, the Company determined that in the March 2005 restatement, the Company’s U.S. Dollar receivables were valued at the hedged rate rather than at the period end spot rate. Consequently, the Company intends to restate its financial results for the periods 2002, 2003, 2004, and the first quarter of 2005 to reflect this correction.

As a result of the restatement, the Company has made a filing with the Securities and Exchange Commission stating that the previously issued 2002, 2003, and 2004 financial statements, and the previously issued 2005 quarterly statement, should no longer be relied upon until amendments thereof are filed with the Securities and Exchange Commission. The Company expects to file the amendments as promptly as possible.

Major General (Ret) John J. Marcello, The Allied Defense Group’s Chief Executive Officer and President, said, “We are utilizing all of our resources to resolve this matter. It is imperative we take the time to ensure our financial statements are correct. Our March restatement required us to revert three years of hedge accounting data to non-hedge accounting data in a period of four weeks. After the restatement and the first quarter 2005 results were issued, and the U.S. Dollar contract ended, it became apparent that a further restatement was necessary. We have now identified the cause and are in the process of correcting it. We have decided to delay releasing our financial results for the second quarter and first six months of 2005 until we are certain of the accuracy of our prior financial statements. We expect to finalize the restatements and to make all required releases and filings by August 15, 2005.

“The restatement results in no change to the Company’s cash position or operational performance. The loss attributed to the non-hedge accounting issue that was accounted for in the first quarter has been corrected. We feel this correction clarifies the impact of the non-hedge accounting situation. The Company intends to re-employ hedge accounting as its accounting treatment now and into the future. The results identified in the original restatement as ‘pro forma results’ have not changed and may be used to compare to future hedge accounting results.

“As a result, the financial results for 2005 will be better than we initially anticipated. The restatement may change our previously issued estimate that Allied will earn $1.48, per fully diluted share, in 2005. At this time, our focus is on finalizing the restatements and making all required releases and filings. We will update this guidance appropriately as soon as we have resolved the issue at hand.

“Our highest priority is on issuing the amendments to our financial statements. You can be assured management is taking all necessary steps to ensure full compliance with accounting policies to enable the Company to issue complete and accurate financial statements for future periods. We are anxious to move past this issue and return our complete attention to our businesses. Allied has so much potential for the future. In particular, our U.S. subsidiaries have really started to advance. In addition to the recent announcements about MECAR USA, Titan, and NS Microwave, there are some promising developments at our SeaSpace subsidiary, including their newly developed antenna product line. We look forward to a profitable future for this Company,” concluded Major General Marcello.

The Company will be hosting a conference call on Tuesday, August 9, 2005 at 9:00 a.m. EDT. To access the call, please dial (888) 394-8033 within the United States and (973) 935-2405 outside the United States. The call will also be available as a webcast on the Company’s website at www.allieddefensegroup.com.

A replay of the call will be available from Tuesday, August 9, 2005 at 12:00 p.m., EDT, through Tuesday, August 16, 2005. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 6359237.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.